SERIES D BOND GUARANTEE AGREEMENT

dated as of November 10, 2010

between

UNITED STATES OF AMERICA
acting through the
Rural Utilities Service
as Guarantor,

and

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION,
as the Borrower.

TABLE OF CONTENTS

	Page

RECITALS		1

ARTICLE I

DEFINITIONS

Section 1.1.	Definitions	2

Section 1.2.	Principles of Construction	6

ARTICLE II

THE GUARANTEE

Section 2.1.	Execution of Guarantee	6

Section 2.2.	Coverage of Guarantee	6

Section 2.3.	Payment on the Guarantee	6

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1.	Conditions Precedent to Issuance of the Guarantee	7

Section 3.2.	Conditions Precedent to each Advance	8

ARTICLE IV

GUARANTEE FEE

Section 4.1.	Guarantee Fee	9

Section 4.2.	Amount of Guarantee Fee; Dates of Payment	9

ARTICLE V

SERVICING OF THE GUARANTEED BOND

Section 5.1.	Servicing	9

ARTICLE VI

REPORTING REQUIREMENTS

Section 6.1.	Annual Reporting Requirements	10

Section 6.2.	Trigger Event Notices.	10

Section 6.3.	Default Notices	11

ARTICLE VII

LIMITATIONS ON AMENDMENTS TO THE GUARANTEED BOND

Section 7.1.	Limitations on Amendments to the Guaranteed Bond	11

ARTICLE VIII

REPRESENTATIONS OF THE PARTIES

Section 8.1.	Representations of RUS	11

Section 8.2.	Representations of the Borrower	11

ARTICLE IX

AGREEMENTS OF THE BORROWER

Section 9.1.	Patronage Refunds.	13

Section 9.2.	Security and Collateral	13

Section 9.3.	Subrogation	14

Section 9.4.	Use of Proceeds	14

Section 9.5.	Compliance with Covenants in Other Agreements	14

Schedule I – Addresses for Notices
Annex A – Form of Bond Purchase Agreement
Annex B – Pledge Agreement
Annex C – Form of Reimbursement Note
Annex D – Opinion of Counsel to the Borrower
Annex E – Officers’ Closing Certificate
Annex F – Officers’ Advance Certificate
Annex G – Auditors’ Letter

SERIES D BOND GUARANTEE AGREEMENT dated as of November 10, 2010, between the UNITED STATES OF AMERICA (the “Government”), acting through the Rural Utilities Service, a Rural Development agency of the United States Department of Agriculture, and its successors and assigns (“RUS”); and NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association existing under the laws of the District of Columbia (the “Borrower”).

RECITALS

1. On July 19, 2010, the Borrower applied to RUS (the “Application”), in accordance with Section 313A of the Rural Electrification Act of 1936, as amended (the “RE Act”) and the regulations promulgated thereunder (as set forth in Section 1720 of Part 7 of the Code of Federal Regulations (the “Regulations”)), for RUS to guarantee a fourth loan from the Federal Financing Bank, a body corporate and instrumentality of the Government under the general supervision of the Secretary of the Treasury, and its permitted successors and assigns, (“FFB”), to the Borrower, the proceeds of which would be used by the Borrower to fund new Eligible Loans (as defined herein) or to refinance existing debt instruments of the Borrower used to fund Eligible Loans.

2. RUS has determined that the Borrower is eligible for guarantees under Section 313A of the RE Act.

3. FFB is willing to make a loan to the Borrower in the aggregate principal amount of up to $500,000,000 upon the terms and subject to the conditions set out in the Series D Bond Purchase Agreement among FFB, the Borrower and the Government dated as of the date hereof (such agreement being in the form of Annex A attached hereto, as the same may be amended, supplemented, consolidated or restated from time to time in accordance with the terms thereof and hereof being hereinafter called the “Bond Purchase Agreement”), and upon the terms and subject to the conditions set out in the Series D Future Advance Bond issued by the Borrower to FFB and dated as of the date hereof (such bond being in the form attached to the Bond Purchase Agreement, as the same may be amended, supplemented, consolidated or restated from time to time in accordance with the terms thereof and hereof being hereinafter called the “Bond”).

4. RUS is willing to issue its guarantee of the Bond, as contemplated by Section 313A of the RE Act, upon the terms and subject to the conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, RUS and the Borrower agree as follows:

Series D Bond Guarantee Agreement

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“91-day Treasury-Bill Rate” shall mean, for any date, the rate equal to the weighted average per annum discount rate (expressed as a bond equivalent yield and applied on a daily basis) for direct obligations of the United States with a maturity of thirteen weeks ("91-day Treasury-Bills") sold at the applicable 91-day Treasury-Bill auction on or most recently prior to such date, as published on the website http://www.treasurydirect.gov/RI/OFBills or otherwise as reported by the U.S. Department of the Treasury. In the event that the results of the auctions of 91-day Treasury Bills cease to be published or reported as provided above, or that no 91-day Treasury Bill auction is held in a particular week, then the 91-day Treasury-Bill Rate in effect as a result of the last such publication or report will remain in effect until such time, if any, as the results of auctions of 91-day Treasury-Bills will again be so published or reported or such auction is held, as the case may be.

“Administrator” shall mean the Administrator of RUS.

“Advance” shall have the meaning given to that term in the Bond.

“Agreement” shall mean this Series D Bond Guarantee Agreement, as the same may be amended, supplemented, consolidated or restated from time to time.

“Application” shall have the meaning given to that term in Recital 1.

“Bond” shall have the meaning given to that term in Recital 3.

“Bond Fee” shall mean the fee applicable to each Advance as calculated in accordance with paragraph 9(b) of the Bond.

“Bond Purchase Agreement” shall have the meaning given to that term in Recital 3.

“Bond Documents” shall mean the Bond, the Bond Purchase Agreement, the Guarantee, this Agreement, the Pledge Agreement and the Reimbursement Note.

“Borrower” shall have the meaning given to that term in the Preamble.

“Borrower Notice” shall have the meaning given to that term in the Pledge Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday, a legal public holiday under 5 U.S.C. §6103 for the purpose of statutes relating to pay and leave of employees or any other day declared to be a legal holiday for the purpose of

Series D Bond Guarantee Agreement
statutes relating to pay and leave of employees by Federal statute or Federal Executive Order.

“Certificate of Available Securities” shall have the meaning given to that term in the Pledge Agreement.

“Certificate of Pledged Collateral” shall have the meaning given to that term in the Pledge Agreement.

“Closing Date” shall mean November 10, 2010.

“Consolidated Subsidiary” means at any date any Subsidiary and any other entity the accounts of which would be combined or consolidated with those of the Borrower in its combined or consolidated financial statements if such statements were prepared as of such date.

“Eligible Loan” shall mean all or part of any Loan that the Borrower has made for any electrification or telephone purpose eligible under the RE Act, to the extent the Loan is not used directly or indirectly to fund projects for the generation of electricity.

“Event of Default” shall have the meaning given to that term in Section 10.1.

“FFB” shall have the meaning given to that term in Recital 1.

A “Financial Expert Trigger Event” shall exist at any time when the Borrower has failed to comply with the covenant contained in Section 9.8 hereof.

“Financial Statements”, in respect of a Fiscal Year, shall mean the consolidated financial statements (including footnotes) of the Borrower for that Fiscal Year as audited by independent certified public accountants appointed by the Borrower.

“Fiscal Year” shall mean the fiscal year of the Borrower, as such may be changed from time to time, which at the date hereof commences on June 1 of each calendar year and ends on May 31 of the following calendar year.

“Government” shall have the meaning given to that term in the Preamble.

“Guarantee” shall mean the guarantee to be executed by the Secretary, in the form attached to the Bond.

“Guarantee Fee” shall have the meaning given to that term in Section 4.1.

“Guaranteed Bond” shall mean the Bond with the executed Guarantee attached thereto.

“Indebtedness” with respect to any Person shall mean without duplication:

Series D Bond Guarantee Agreement
(a)           all indebtedness which would appear as indebtedness on a balance sheet of such Person prepared in accordance with generally accepted accounting principles (i) for money borrowed, (ii) which is evidenced by securities sold for money or (iii) which constitutes purchase money indebtedness;

(b)           all indebtedness of others guaranteed by such Person (not including endorsements for collection or deposit in the ordinary course of business);

(c)           all indebtedness secured by any mortgage, lien, pledge, charge or encumbrance upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and

(d)           all indebtedness of such Person created or arising under any conditional sale or other title retention agreement (including any lease in the nature of a title retention agreement) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession of such property), but only if such property is included as an asset on the balance sheet of such Person, provided that, in computing the “Indebtedness” of such Person, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with the proper depositary in trust money (or evidences of such indebtedness) in the amount necessary to pay, redeem or satisfy such indebtedness; and provided further that no provision of this definition shall be construed to include as “Indebtedness” of the Borrower or its Consolidated Subsidiaries any indebtedness by virtue of any agreement by the Borrower or its Consolidated Subsidiaries to advance or supply funds to Members or Consolidated Subsidiary members.

“Investment Grade Rating” shall mean, in respect of any ratable instrument, a rating for that instrument in one of the four highest rating categories (within which there may be subcategories or gradations which are to be ignored for the purposes of this definition) of a Rating Agency.  At the date hereof, this would require the following:  (i) a BBB- rating or higher from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.; (ii) a Baa3 rating or higher from Moody’s Investors Service, Inc.; or (iii) a BBB- rating or higher from Fitch, Inc.

“Loan” shall mean a loan that the Borrower has or will have outstanding to any of its Members or associates.

“Member” shall mean any Person who is member or patron of the Borrower, as the case may be.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledge Agreement” shall mean the Pledge Agreement dated as of November 10, 2010, entered into by the Borrower, RUS and U.S. Bank National

Series D Bond Guarantee Agreement
Association, an executed copy of which is attached at Annex B hereto, and an executed original of which has previously been delivered to each of the parties thereto, as the same may be amended, supplemented, consolidated or restated from time to time in accordance with the terms thereof and hereof.

“Program” shall mean the guarantee program for bonds and notes issued for electrification or telephone purposes authorized by Section 313A of the RE Act.

“Rating Agency” shall mean (i) Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc., or Fitch, Inc; and (ii) their respective successor rating agencies.

A “Rating Trigger Event” shall exist at any time when the Borrower has any Senior Secured Debt (without regard to the Guarantee or any other third party credit support) that does not have at least two of the following ratings:  (i) A- or higher from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.; (ii) A3 or higher from Moody’s Investors Service, Inc.; (iii) A- or higher from Fitch, Inc.; and (iv) an equivalent rating from a successor rating agency to any of those Rating Agencies.

“RE Act” shall have the meaning given to that term in Recital 1.

“Regulations” shall have the meaning given to that term in Recital 1.

“Reimbursement Note” shall mean the note issued by the Borrower to RUS, in the form of Annex C attached hereto, as the same may be amended, supplemented, consolidated or restated from time to time in accordance with the terms thereof and hereof.

“Requested Advance Date” shall have the meaning given to that term in the Bond.

“RUS” shall have the meaning given to that term in the Preamble.

“Secretary” shall mean the Secretary of Agriculture acting through the Administrator.

“Senior Secured Debt” of the Borrower means non-subordinated secured bonds or notes of the Borrower having an aggregate principal amount of at least $100,000,000 which, at the date hereof, means the Borrower’s collateral trust bonds, provided, however, that “Senior Secured Debt” shall not include (i) any bonds issued by the Borrower to FFB that are guaranteed by RUS under the Program; (ii) up to $500,000,000 of debt designated by the Borrower as not being “Senior Secured Debt”; and (iii) any other debt of the Borrower that RUS agrees shall not be “Senior Secured Debt”.

“Subrogation Claim” shall have the meaning given to that term in Section 9.3(a).

Series D Bond Guarantee Agreement
“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through its Subsidiaries; and (ii) any other Person in which such Person directly or indirectly through Subsidiaries has more than a 50% voting and equity interest; provided that no Person shall be deemed a Subsidiary whose only assets are (A) loans guaranteed, in whole or in part, as to principal and interest by the Government through RUS pursuant to a guarantee; and (B) investments incidental thereto.

“Termination Date” shall mean the date upon which this Agreement terminates in accordance with Section 11.9.

SECTION 1.2. Principles of Construction.  Unless the context shall otherwise indicate, the terms defined in Section 1.1 hereof include the plural as well as the singular and the singular as well as the plural.  The words “hereafter”, “herein”, “hereof”, “hereto” and “hereunder”, and words of similar import, refer to this Agreement as a whole.  The descriptive headings of the various articles and sections of this Agreement were formulated and inserted for convenience only and shall not be deemed to affect the meaning or construction of the provisions hereof.

ARTICLE II

THE GUARANTEE

SECTION 2.1. Execution of Guarantee.  Upon presentation to RUS of the Bond, and upon satisfaction of the conditions set forth in Section 3.1 of this Agreement, and subject to Section 2.2, the Secretary shall execute, pursuant to the RE Act, the Guarantee.

SECTION 2.2. Coverage of Guarantee.  The Guarantee shall be an obligation supported by the full faith and credit of the Government and incontestable except for fraud or misrepresentation of which FFB had actual knowledge at the time it extended the loan represented by the Guaranteed Bond.

SECTION 2.3. Payment on the Guarantee.  RUS guarantees the full repayment of the principal, interest, late payment charges, Bond Fees and discount or prepayment premiums, if any, when and as due on the Guaranteed Bond in accordance with the terms of the Guarantee, provided, however, that any payment by RUS under the Guarantee does not relieve the Borrower of any of its obligations or liabilities under or in respect of this Agreement or any of the Bond Documents.

Series D Bond Guarantee Agreement
ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.1. Conditions Precedent to Issuance of the Guarantee.  RUS shall be under no obligation to execute and deliver the Guarantee unless and until the following conditions have been satisfied or waived in writing:

(a) Bond Documents.  RUS shall have received originals of: (i) the Bond (with an unexecuted Guarantee attached thereto) duly executed on behalf of the Borrower, identical in all respects to the form of Bond attached to the Bond Purchase Agreement except to the extent that RUS may have approved changes therein, (ii) the Bond Purchase Agreement duly executed on behalf of the Borrower and FFB, identical in all respects to the form of Bond Purchase Agreement in Annex A attached hereto except to the extent that RUS may have approved changes therein, and (iii) the Reimbursement Note duly executed on behalf of the Borrower, identical in all respects to the form of Reimbursement Note in Annex C attached hereto except to the extent that RUS may have approved changes therein.

(b) Amount of RE Act Loans. The Borrower shall have provided RUS a certification by its Governor and its Chief Financial Officer or Treasurer (or other senior management acceptable to the Secretary) certifying that as of the Closing Date the outstanding principal amount of Loans made for electrification and telephone purposes eligible under the RE Act is equal to or greater than the amount of the Borrower’s guaranteed bonds under the Program, including the Bond.

(c) Opinion of Counsel.  Counsel to the Borrower shall have furnished an opinion substantially as to each of the matters listed in Annex D attached hereto.

(d) No material adverse change.  The Borrower shall have certified to the Secretary (in the manner specified in paragraph (g) of this Section 3.1), and the Secretary shall be satisfied, that no material adverse change shall have occurred in the financial condition of the Borrower between the date of the Application and the date of execution of the Guarantee.

(e) Investment Grade Rating of Bond.  The Borrower shall have provided evidence of an Investment Grade Rating from a Rating Agency for the Bond, without regard to the Guarantee.

(f) Rating of Senior Secured Debt.  The Borrower shall have provided evidence satisfactory to the Secretary of a credit rating on its Senior Secured Debt, without regard to the Guarantee and without regard to any third party credit support.

Series D Bond Guarantee Agreement
(g) Certification of Senior Management.  The Borrower shall have provided RUS a certification by its Governor and its Chief Financial Officer or Treasurer (or other senior management acceptable to the Secretary), substantially in the form attached of Annex E attached hereto, of the following: (i) that the Borrower is a lending institution organized as a private, not-for-profit, cooperative association with the appropriate expertise, experience and qualifications to make loans for electrification or telephone purposes; (ii) the matter to be certified under paragraph (d) of this Section 3.1; (iii) acknowledgment of the Borrower’s commitment to comply with the reporting requirements specified in Article VI; and (iv) to the effect that no Rating Trigger Event or Financial Expert Trigger Event exists.

(h) UCC Filing.  The Borrower shall have provided RUS with evidence that the Borrower has filed the financing statement required pursuant to Section 2.05(i) of the Pledge Agreement.

SECTION 3.2. Conditions Precedent to each Advance.  The following conditions shall be fulfilled to the satisfaction of RUS or waived in writing by RUS prior to the drawdown of each Advance under the Guaranteed Bond:

(a) Existing Loans.  The Borrower shall have certified to the Secretary (in the manner specified in paragraph (d) of this Section 3.2): (i) the total aggregate principal amount of outstanding Eligible Loans as at the Requested Advance Date; (ii) the total aggregate principal amount of outstanding Loans as at the Requested Advance Date; and (iii) the percentage the amount in subparagraph (i) comprises of the amount in subparagraph (ii).

(b) Use of Proceeds.  The Borrower shall have certified to the Secretary (in the manner specified in paragraph (d) of this Section 3.2) that the Advance will be applied: (i) to fund new Eligible Loans under the RE Act; and/or (ii) to refinance existing debt instruments of the Borrower, in the case of each such debt instrument up to the percentage certified by the Borrower in accordance with Section 3.2(a)(iii) hereof of such debt instrument.

(c) No material adverse change.  The Borrower shall have certified to the Secretary (in the manner specified in paragraph (d) of this Section 3.2), and the Secretary shall be satisfied, that no material adverse change shall have occurred in the financial condition of the Borrower between the Closing Date and the applicable Requested Advance Date.

(d) Certification of Senior Management.  The Borrower shall have provided RUS a certification by its Governor and its Chief Financial Officer or Treasurer (or other senior management acceptable to the Secretary), substantially in the form attached of Annex F attached hereto, of the matters to be certified under paragraphs (a), (b) and (c) of this Section 3.2.

(e) Certificate of Available Securities/Pledged Collateral.  The Borrower shall have provided RUS a copy of a Certificate of Available Securities

Series D Bond Guarantee Agreement
or Certificate of Pledged Collateral, as applicable, in accordance with the terms of the Pledge Agreement.

ARTICLE IV

GUARANTEE FEE

SECTION 4.1. Guarantee Fee.  The Borrower shall pay a guarantee fee (the “Guarantee Fee”), to the RUS for deposit into the Rural Economic Development Subaccount maintained under Section 313(b)(2)(A) of the RE Act.

SECTION 4.2. Amount of Guarantee Fee; Dates of Payment.  (a)  The Guarantee Fee will be in the amount of 30 basis points (0.30 percent) of the unpaid principal amount of the Bond, payable as provided in paragraph (b) of this Section 4.2.

(b) The Guarantee Fee will be payable, in advance, on each January 15 and July 15 in the amount of 15 basis points (0.15 percent) of the outstanding principal amount of the Bond on that date.  In addition, on the date of each Advance under the Bond, the Borrower will pay to RUS the Guarantee Fee on the principal amount of such advance in the amount of (i) 30 basis points (0.30 percent) of the principal amount of such advance multiplied by (ii) the ratio of (x) the actual amount of days from the date of such advance until the next January 15 or July 15, whichever comes first, to (y) 365 (except in calendar years including February 29, when the number shall be 366).

(c) Payments of the Guarantee Fee are non-refundable as of the date and in the amount required to be paid hereunder, without regard to any reduction in the principal amount of the Bond after that date.

ARTICLE V

SERVICING OF THE GUARANTEED BOND

SECTION 5.1. Servicing.  The Secretary, or other agent of the Secretary on his or her behalf, shall have the right to service the Guaranteed Bond, and periodically inspect the books and accounts of the Borrower to ascertain compliance with the provisions of the RE Act with respect to the guarantees under Section 313A thereof and the Bond Documents.  The Secretary, or agent thereof, shall endeavor to give the Borrower at least five Business Days’ notice of any intention to inspect the Borrower’s books and accounts.  Such inspection shall be made only during regular office hours of the Borrower or at any time the Borrower and Secretary, or agent thereof, find mutually convenient.

Series D Bond Guarantee Agreement
ARTICLE VI

REPORTING REQUIREMENTS

SECTION 6.1. Annual Reporting Requirements.  Until the Termination Date, the Borrower shall provide the Secretary with the following items within 90 days of the end of each Fiscal Year, in each case, in form and substance satisfactory to the Secretary:

(a) the Financial Statements for such Fiscal Year;

(b) a Certificate of Available Securities or Certificate of Pledged Collateral, as applicable, as of the end of such Fiscal Year;

(c) a letter substantially in the form of Annex G attached hereto, by Deloitte & Touche LLP or by such other reputable, independent certified public accountants proposed by the Borrower, who in the judgment of the Secretary have the requisite skills, knowledge, reputation and experience to provide such letter, such letter to be based upon Schedule A to the applicable certificate delivered under paragraph (b) of this Section 6.1;

(d) a receipt from the Collateral Agent (as defined in the Pledge Agreement), or such other evidence as is satisfactory to the Secretary, as to the Available Securities or Pledged Collateral, as applicable, held by the Collateral Agent at the end of such Fiscal Year, such Available Securities or Pledged Collateral, as applicable, to agree with Schedule A to the applicable certificate delivered under paragraph (b) of this Section 6.1;

(e) a projection of the Borrower’s balance sheet, income statement and statement of cash flows over the ensuing five years, pro forma assuming the full principal amount of the Bond is advanced;

(f) the most recent credit assessment of the Borrower issued by a Rating Agency;

(g) a credit rating, issued by a Rating Agency, of the Senior Secured Debt, without regard to the Guarantee and without regard to third party credit support; and

(h) such other information as is reasonably requested by the Secretary.

SECTION 6.2. Trigger Event Notices.  If the Borrower becomes aware that a Rating Trigger Event or a Financial Expert Trigger Event has occurred, the Borrower shall deliver a Borrower Notice of such event to RUS and to the Collateral Agent (as defined in the Pledge Agreement) before 4:00 p.m. District of Columbia time on the Business Day following the date the Borrower has become aware of such event, specifying the existence of such event.

Series D Bond Guarantee Agreement
SECTION 6.3. Default Notices.  If an action, occurrence or event shall happen that is, or with notice and the passage of time would become, an Event of Default, the Borrower shall deliver a Borrower Notice of such action, occurrence or event to RUS before 4:00 p.m. District of Columbia time on the Business Day following the date the Borrower becomes aware of such action, occurrence or event, and, if such Event of Default should occur, shall submit to RUS, as soon as possible thereafter, a report setting forth its views as to the reasons for the Event of Default, the anticipated duration of the Event of Default and what corrective actions the Borrower is taking to cure such Event of Default.

ARTICLE VII

LIMITATIONS ON AMENDMENTS TO THE GUARANTEED BOND

SECTION 7.1. Limitations on Amendments to the Guaranteed Bond.  No amendment or supplement to, and no modification or rescission of, the Guaranteed Bond shall be effective unless approved in writing by RUS, nor shall any waiver of any rights of RUS under the Guaranteed Bond be effective against RUS unless such waiver has been approved in writing by RUS.  No amendment or supplement to, and no modification of, any of the other Bond Documents, which materially adversely affects RUS, shall be effective unless approved in writing by RUS, nor shall any waiver of any rights of RUS under any of the Bond Documents be effective against RUS unless such waiver has been approved in writing by RUS.

ARTICLE VIII

REPRESENTATIONS OF THE PARTIES

SECTION 8.1. Representation of RUS.  RUS represents that the Guarantee endorsed on the original of the Guaranteed Bond constitutes a legal, valid and binding obligation supported by the full faith and credit of the Government, incontestable except for fraud or misrepresentation of which FFB had actual knowledge at the time it extended the loan represented by the Guaranteed Bond.

SECTION 8.2. Representations of the Borrower.  The Borrower hereby represents to RUS that on the date hereof, the Closing Date, and each Requested Advance Date:

(a) the Borrower has been duly organized and is validly existing and in good standing as a cooperative association under the laws of the District of Columbia;

(b) the Borrower has the corporate power and authority to execute and deliver this Agreement and each of the other Bond Documents to which the Borrower is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder;

(c) the Borrower has taken all necessary corporate action to authorize the execution and delivery of this Agreement and each of the other Bond Documents to which the

Series D Bond Guarantee Agreement
Borrower is a party, the consummation by the Borrower of the transactions contemplated hereby and thereby and the performance by the Borrower of its obligations hereunder and thereunder;

(d) this Agreement and each of the other Bond Documents to which the Borrower is a party have been duly authorized, executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, [enforceable against the Borrower in accordance with their respective terms, subject to: (i) applicable bankruptcy, reorganization, insolvency, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally; and (ii) the application of general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law];

(e) no approval, consent, authorization, order, waiver, exemption, variance, registration, filing, notification, qualification, license, permit or other action is now, or under existing law in the future will be, required to be obtained, given, made or taken, as the case may be, with, from or by any regulatory body, administrative agency or governmental authority having jurisdiction over the Borrower to authorize the execution and delivery by the Borrower of this Agreement or any of the other Bond Documents to which the Borrower is a party, or the consummation by the Borrower of the transactions contemplated hereby or thereby or the performance by the Borrower of its obligations hereunder or thereunder;

(f) neither the execution or delivery by the Borrower of this Agreement or any of the other Bond Documents to which the Borrower is a party nor the consummation by the Borrower of any of the transactions contemplated hereby or thereby nor the performance by the Borrower of its obligations hereunder or thereunder, including, without limitation, the pledge of the Pledged Securities (as such term is defined in the Pledge Agreement) to RUS if required, conflicts with or will conflict with, violates or will violate, results in or will result in a breach of, constitutes or will constitute a default under, or results in or will result in the imposition of any lien or encumbrance pursuant to any term or provision of the articles of incorporation or the bylaws of the Borrower or any provision of any existing law or any rule or regulation currently applicable to the Borrower or any judgment, order or decree of any court or any regulatory body, administrative agency or governmental authority having jurisdiction over the Borrower or the terms of any mortgage, indenture, contract or other agreement to which the Borrower is a party or by which the Borrower or any of its properties is bound;

(g) there is no action, suit, proceeding or investigation before or by any court or any regulatory body, administrative agency or governmental authority

Series D Bond Guarantee Agreement
presently pending or, to the knowledge of the Borrower, threatened with respect to the Borrower, this Agreement or any of the other Bond Documents to which the Borrower is a party challenging the validity or enforceability of this Agreement or any of the other Bond Documents to which the Borrower is a party or seeking to restrain, enjoin or otherwise prevent the consummation by the Borrower of the transactions contemplated by this Agreement or any of the other Bond Documents to which the Borrower is a party or which, if adversely determined, would have a material adverse effect on the Borrower’s financial condition or its ability to perform its obligations under this Agreement or any of the other Bond Documents to which the Borrower is a party;

(h) the Borrower is a lending institution organized as a member-owned, not-for-profit, cooperative association with the appropriate expertise, experience and qualifications to make loans for electrification or telephone purposes;

(i) the total principal amount of the Guaranteed Bond plus the outstanding amount of any other guaranteed bonds issued by the Borrower under the Program does not exceed the total principal amount of outstanding Loans, made for electrification and telephone purposes eligible under the RE Act, as of the Closing Date; and

(j) no material adverse change has occurred in the financial condition of the Borrower between the date of the Application and the date this representation is given.

ARTICLE IX

AGREEMENTS OF THE BORROWER

SECTION 9.1. Patronage Refunds.  During any portion of a Fiscal Year when a Rating Trigger Event exists, the Borrower shall not make cash patronage refunds in excess of five percent of its total patronage capital, as disclosed in its most recent Financial Statements.  While the Borrower is subject to such restriction, equity securities issued as part of a patronage refund shall not be redeemed in cash, and, if the Borrower shall have outstanding any common stock or preferred stock, the Borrower shall not issue any dividends on any such stock.

SECTION 9.2. Security and Collateral.  (a)  If a Rating Trigger Event or Financial Expert Trigger Event exists, the Pledged Securities (as such term is defined in the Pledge Agreement) shall be pledged in accordance with the terms and conditions of the Pledge Agreement to secure the payment obligations of the Borrower under this Agreement and under the Reimbursement Note.

(b) Until the Termination Date, the Borrower shall cause the Available Securities or Pledged Collateral (as such terms are defined in the Pledge Agreement), as the case may be, to be at all times not less than 100% of the

Series D Bond Guarantee Agreement
aggregate principal amount of the Guaranteed Bond and any other guaranteed bonds issued by the Borrower under the Program and, except as provided for in paragraph (a) of this Section 9.2 or otherwise permitted by the Pledge Agreement, shall not create, or permit to exist, any pledge, lien, charge, mortgage, encumbrance, debenture, hypothecation or other similar security instrument that secures, or in any way attaches to, such Available Securities or Pledged Collateral, as the case may be, without the prior written consent of RUS.

SECTION 9.3. Subrogation.  (a)  The Borrower agrees that RUS shall be subrogated to the rights of FFB to the extent of any and all payments made by RUS under the Guarantee (herein called the “Subrogation Claim”).  The Borrower agrees to pay directly to RUS all amounts due on the Guaranteed Bond as to which RUS is so subrogated, together with interest thereon (to the extent permitted by applicable law) at a rate determined by the following paragraph, and such payments shall satisfy the obligations of the Borrower hereunder with respect to such amounts paid by RUS.

(b) The Subrogation Claim of RUS shall bear interest from the date of payment by RUS under the Guarantee until the date such claim is satisfied.  Interest shall accrue at an annual rate of the greater of 1.5 times the 91-day Treasury-Bill Rate or 200 basis points (2.00%) above the interest rate on the Guaranteed Bond.

SECTION 9.4. Use of Proceeds.  (a)  The Borrower shall only apply the proceeds of the Guaranteed Bond to finance new Eligible Loans or, subject to paragraph (b), to refinance existing debt instruments of the Borrower.

(b) The Borrower may only apply the proceeds of each Advance to refinance any of the Borrower’s indebtedness up to the percentage certified by the Borrower under Section 3.2(a)(iii) hereof of the amount of such indebtedness being refinanced.

SECTION 9.5. Compliance with Covenants in Other Agreements.  The Borrower and each of its Subsidiaries will observe and perform within any applicable grace period all covenants and agreements (as the same may be from time to time amended or waived) contained in any agreement or instrument relating to any Indebtedness of the Borrower or any of its Subsidiaries, aggregating for the Borrower and its Subsidiaries in excess of $50,000,000, if the effect of the failure to observe or perform such covenant or agreement is to accelerate, or to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of such Indebtedness.

SECTION 9.6. Ratings.  For the term of the Bond, the Borrower shall request, and do all things reasonably within its power to obtain (including paying all fees incidental thereto), credit ratings on its Senior Secured Debt from at least two Rating Agencies on at least an annual basis.

Series D Bond Guarantee Agreement
SECTION 9.7. Acknowledgement of Borrower.  The Borrower acknowledges and agrees that failure by the Borrower to receive any repayment under a Loan, does not affect the Borrower’s obligations to make payments under this Agreement or any other Bond Document.

SECTION 9.8. Financial Expert.  The Borrower will cause a financial expert (within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002) to serve on the audit committee of its board of directors until the Termination Date; and shall not allow the financial expert position on the audit committee to remain vacant for more than 90 consecutive days.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.1. Events of Default.  Each of the following actions, occurrences or events shall, but only (except in the case of subsections (a), (c) and (e) below) if the Borrower does not cure such action, occurrence or event within 30 days of notice from RUS requesting that it be cured, constitute an “Event of Default” under the terms of this Agreement:

(a) A failure by the Borrower to make a payment of principal, interest or a Bond Fee when due on the Guaranteed Bond;

(b) The issuance of the Guaranteed Bond in violation of the terms and conditions of this Agreement or any of the other Bond Documents;

(c) A failure by the Borrower to make payment of the Guarantee Fee required by Article IV when due;

(d) A misrepresentation by the Borrower to the Secretary in any material respect in connection with this Agreement, the Guaranteed Bond or the information reported pursuant to Article VI;

(e) A failure by the Borrower to comply with the covenant contained in Section 9.5 hereof; or

(f) A failure by the Borrower to comply with any other material covenant or provision contained in this Agreement or any of the other Bond Documents, except that the failure of the Borrower to comply with Section 9.8 hereof shall not constitute such an Event of Default.

SECTION 10.2. Compulsory Redemption.  If an Event of Default occurs, the Secretary may demand that the Borrower redeem the Guaranteed Bond in accordance with its terms.

Series D Bond Guarantee Agreement
SECTION 10.3. Acceleration by RUS’s Purchase of the Bond.  If an Event of Default occurs, and RUS purchases from FFB the Bond in its entirety in the manner provided in Section 13.5 of the Bond Purchase Agreement, then the entire purchase price shall be included in the Principal Amount of the Reimbursement Note as defined therein and shall be immediately due and payable to RUS.  Payment to RUS of all amounts due under the Reimbursement Note after such an acceleration shall satisfy in full all obligations of the Borrower under the Bond and Reimbursement Note and all corresponding obligations under the other Bond Documents, including any obligations to reimburse RUS for any payments thereafter made by RUS under the RUS Guarantee.

SECTION 10.4. Effect of Payments by RUS pursuant to the RUS Guarantee.  No payment by RUS pursuant to the RUS Guarantee shall (i) be considered a payment for purposes of determining the existence of a failure of the Borrower to perform its obligations to RUS under the Bond Documents, or (ii) relieve the Borrower of its obligations to reimburse RUS for payments made by RUS pursuant to the RUS Guarantee. Payment by the Borrower to RUS of amounts due under the Reimbursement Note shall satisfy pro tonto the corresponding obligations of the Borrower under the Bond.

SECTION 10.5. Remedies Not Exclusive.  Upon the occurrence of an Event of Default, the Secretary shall be entitled to take such other action as is provided for by law, in this Agreement, or in any of the other Bond Documents, including injunctive or other equitable relief.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE UNITED STATES OF AMERICA, TO THE EXTENT APPLICABLE, AND OTHERWISE THE LAWS OF THE DISTRICT OF COLUMBIA.

SECTION 11.2. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.2.

Series D Bond Guarantee Agreement
SECTION 11.3. Method of Payment.  All payments to be made by the Borrower to RUS hereunder, shall be made in the manner notified to the Borrower by RUS from time to time in accordance with Section 11.4.

SECTION 11.4. Notices.  All notices and other communications hereunder to be made to any party shall be in writing and shall be addressed as specified in Schedule I attached hereto as appropriate.  The address, telephone number, or facsimile number for any party may be changed at any time and from time to time upon written notice given by such changing party to the other parties hereto.  A properly addressed notice or other communication to the Borrower shall be deemed to have been delivered at the time it is sent by facsimile (fax) transmission.  A properly addressed notice or other communication to RUS shall be deemed to have been delivered at the time it is sent by facsimile (fax) transmission, provided that the original of such faxed notice or other communication shall have been received by RUS within five Business Days.

SECTION 11.5. Benefit of Agreement.  This Agreement shall become effective when it shall have been executed by RUS and the Borrower, and thereafter shall be binding upon and inure to the respective benefit of the parties and their permitted successors and assigns.

SECTION 11.6. Entire Agreement.  This Agreement, including Schedule I hereto and Annexes A to G hereto, and the other Bond Documents, constitutes the entire agreement between the parties hereto concerning the matters contained herein and supersedes all prior oral and written agreements and understandings between the parties.

SECTION 11.7. Amendments and Waivers.  (a)  No failure or delay of RUS or the Borrower in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (b) of this Section 11.7, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)  No provision of this Agreement may be amended or modified except pursuant to an agreement in writing entered into by RUS and the Borrower.  No provision of this Agreement may be waived except in writing by the party or parties receiving the benefit of and under such provision.

SECTION 11.8. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Series D Bond Guarantee Agreement
SECTION 11.9. Termination of Agreement.  This Agreement shall terminate upon the indefeasible payment in full of all amounts payable hereunder, under the Reimbursement Note and under the Guaranteed Bond.

SECTION 11.10. Survival.  The representations and warranties of each of the parties hereto contained in this Agreement and contained in each of the other Bond Documents to which such party hereto is a party thereto, and the parties’ obligations under any and all thereof, shall survive and shall continue in effect following the execution and delivery of this Agreement, any disposition of the Guaranteed Bond and the expiration or other termination of any of the other Bond Documents, but, in the case of each Bond Document, shall not survive the expiration or the earlier termination of such Bond Document, except to the extent expressly set forth in such Bond Document.

SECTION 11.11. Severability.  If any term or provision of this Agreement or any Bond Document or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or such provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms or provisions of such Bond Document or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by an authorized officer as of the day and year first above written.

UNITED STATES OF AMERICA, acting through the Administrator of the Rural Utilities Service
By:
/s/ JONATHAN ADELSTEIN
Title:	Administrator of the Rural Utilities Service

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as the Borrower

By:

Title:

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by an authorized officer as of the day and year first above written.

UNITED STATES OF AMERICA, acting through the Administrator of the Rural Utilities Service
By:

Title:	Administrator of the Rural Utilities Service

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as the Borrower

By:
/s/ SHELDON C. PETERSEN
Title:	Governor and Chief Executive Officer

SCHEDULE I

TO

SERIES D BOND GUARANTEE AGREEMENT

Addresses for Notices

1.	The addresses referred to in Section 11.4 hereof, for purposes of delivering communications and notices, are as follows:

If to RUS:

Rural Utilities Service
United States Department of Agriculture
1400 Independence Avenue, SW
Washington, DC 20250
Fax:  202-720-1725
Attention of: The Administrator
Subject: REDLG Program

If to the Borrower:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone:  703-709-6869
Fax:  703-709-6819
Attention of: J. Andrew Don, Treasurer

With a copy to:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone:  703-709-6712
Fax:  703-709-6811
Attention of: John J. List, Esq., General Counsel

ANNEX A

Form of Bond Purchase Agreement

ANNEX B

Pledge Agreement

Dated as of November 10, 2010

ANNEX C

Form of Reimbursement Note

ANNEX D

Opinion of Counsel to the Borrower

 (1)           The Borrower has been duly incorporated and is validly existing as a not-for-profit cooperative association in good standing under the laws of the District of Columbia with corporate power and authority to execute and perform its obligations under the Bond Documents.

(2)           The Bond Documents have been duly authorized, executed and delivered by the Borrower, and such documents constitute the legal, valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally, and (b) the application of general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

(3)           Neither the execution nor the delivery by the Borrower of any of the Bond Documents nor the consummation by the Borrower of any of the transactions contemplated therein, including, without limitation, the pledge of the Pledged Securities (as such term is defined in the Pledge Agreement) to RUS if required, nor the fulfillment by the Borrower of the terms of any of the Bond Documents will conflict with or violate, result in a breach of or constitute a default under any term or provision of the Articles of Incorporation or By-laws of the Borrower or any law or any regulation or any order known to Counsel currently applicable to the Borrower of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Borrower or the terms of any indenture, deed of trust, note, note agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties is bound.

(4)           No approval, authorization, consent, order, registration, filing, qualification, license or permit of or with any state or Federal court or governmental agency or body including, without limitation, RUS, having jurisdiction over the Borrower is required for any consummation by the Borrower of the transactions contemplated by the Bond Documents except such as have been obtained from RUS; provided, however, no opinion is expressed as to the applicability of any Federal or state securities law to any sale, transfer or other disposition of the Guaranteed Bond after the date hereof.

(5)           There is no pending or, to the best of Counsel’s knowledge, threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator with respect to the Borrower, or any of the Bond Documents, or which, if adversely determined, would have a material adverse effect on the Borrower’s financial condition or its ability to perform its obligations under any of the Bond Documents, except as previously disclosed.

ANNEX E

Officers’ Closing Certificate

TO:                      The United States of America acting through the Rural Utilities Service.

We, [                           ], Governor, and [                           ], Senior Vice President and Treasurer, of National Rural Utilities Cooperative Finance Corporation (the “Borrower”), pursuant to the Series D Bond Guarantee Agreement dated as of November 10, 2010, between the Borrower and the United States of America acting through Rural Utilities Service (the “Bond Guarantee Agreement”), hereby certify on behalf of the Borrower that as at the date hereof:

(1)           the Borrower is a lending institution organized as a member-owned, not-for-profit, cooperative association with the appropriate expertise, experience and qualifications to make loans for electrification or telephone purposes;

(2)           no material adverse change has occurred in the financial condition of the Borrower between the date of the Application and the date hereof;

(3)           we acknowledge the commitment of the Borrower to submit to the Secretary the documents required under Article VI of the Bond Guarantee Agreement in accordance with the terms thereof;

(4)           all of the representations contained in Section 8.2 of the Bond Guarantee Agreement remain true and correct in all respects; and

(5)           no Rating Trigger Event or Financial Expert Trigger Event exists.

Capitalized terms used in this certificate shall have the meanings given to those terms in the Bond Guarantee Agreement.

DATED as of this 10th day of November, 2010.

                                  NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                                  ______________________________
                                  Governor

                                  ______________________________
                                   Senior Vice President and Treasurer

ANNEX F

Officers’ Advance Certificate

TO:                      The United States of America acting through the Rural Utilities Service.

We, [                           ], Governor, and [                           ], of National Rural Utilities Cooperative Finance Corporation (the “Borrower”), pursuant to the Series D Bond Guarantee Agreement dated as of November 10, 2010, between the Borrower and the United States of America acting through Rural Utilities Service (the “Bond Guarantee Agreement”), hereby certify on behalf of the Borrower that:

(1)           (i) as at the last day of the most recent month ended more than 10 business days before the date hereof, the total aggregate principal amount of outstanding Eligible Loans is:  $                        ;

(ii) as at the last day of the most recent month ended more than 10 business days before the date hereof, the total aggregate principal amount of outstanding Loans is: $                        ;

(iii) the percentage the amount under (i) comprises of the amount under (ii) is:               %;

(2)           the Advance will be applied to: (i) fund new Eligible Loans under the RE Act; or (ii) to refinance existing debt instruments of the Borrower, in the case of each such debt instrument up to the percentage set forth in clause (1)(iii) above;

(3)           as at the date hereof, no material adverse change has occurred in the financial condition of the Borrower between the Closing Date and the applicable Requested Advance Date; and

(4)           as at the date hereof, all of the representations contained in Section 8.2 of the Bond Guarantee Agreement remain true and correct in all respects.

Capitalized terms used in this certificate shall have the meanings given to those terms in the Bond Guarantee Agreement.

DATED as of this         day of                      , 20     .

                                  NATIONAL RURAL UTILITIES
                                  COOPERATIVE FINANCE
                                  CORPORATION

                                  ______________________________

                                  Governor

                                  ______________________________

ANNEX G

Auditors’ Letter

To the Board of Directors of

National Rural Utilities Cooperative Finance Corporation

Herndon, Virginia

We have performed the procedures enumerated below, which were agreed to by National Rural Utilities Cooperative Finance Corporation (the “Company”) and the Rural Utilities Service (the “RUS”), solely to assist in evaluating the Company’s compliance with Section 6.1(b) of the Series D Bond Guarantee Agreement between the Company and the United States of America, acting through the RUS, dated November 10, 2010 (the “Bond Guarantee Agreement”), as of [last day of preceding fiscal year].  The Company’s management is responsible for the Company’s compliance with those requirements.  This agreed-upon procedures engagement was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants.  The sufficiency of these procedures is solely the responsibility of those parties specified in this report.  Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

The procedures that we performed and our findings are as follows:

1.
We obtained the attached schedule of the total aggregate unpaid principal amount of the securities identified by the Company as comprising [the Available Securities][the Pledged Securities], as defined in the Bond Guarantee Agreement, as of [last day of preceding fiscal year] from Company management and compared the total aggregate unpaid principal amount shown on such schedule ($ ____) to the Company's underlying accounting records as of the same date and found them to be in agreement.

2.
We obtained the attached schedule of the total aggregate amount of all amounts outstanding under the Guaranteed Bond, as defined in the Bond Guarantee Agreement, as of [last day of preceding fiscal year] from Company management and compared the amount shown on such schedule ($_____) to the Company's underlying accounting records as of the same date and found them to be in agreement.

We were not engaged to, and did not, conduct an examination, the objective of which would be the expression of an opinion on compliance.  Accordingly, we do not express such an opinion.  Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the information and use of the Company and the RUS and is not intended to be and should not be used by anyone other than these specified parties.

July    , 20

Yours truly,

_____________________________

DELOITTE & TOUCHE LLP